Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Cascade Microtech, Inc.:

We consent to the use of our reports, dated March 17, 2008, with respect to the consolidated balance sheets of Cascade Microtech, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated herein by reference.

Our report refers to Cascade Microtech, Inc.’s adoption of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Portland, Oregon

January 30, 2009